UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 10, 2010 (as of June 4, 2010 and June 8, 2010)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

Surge Global Energy, Inc. (“Surge”) has entered into two material definitive agreements:

1.
On June 4, 2010, Surge entered into a settlement agreement and release with XL Specialty Insurance Company (“XL”) to settle the lawsuit filed by Surge in San Diego Federal Court against XL for $100,000.00, payment of which has been received by Surge.  The lawsuit arose over disputed defense invoices submitted by Surge to XL in conjunction with legal fees incurred by Surge in the Dynamo Energy lawsuits filed in San Diego and Alberta, Canada, both of which lawsuits were previously dismissed in Surge’s favor  in 2007 and 2009.

2.
On June 8, 2010, Surge entered into a compromise and settlement agreement with Mandalay Energy Resources, LLC. (“Mandalay”) regarding the equipment lease entered into between Surge and Mandalay, see below.

History: On December 8, 2009, Surge acquired from Mandalay a 75% working interest (until payout) in four, and up to ten, existing oil and gas wells which had been drilled, and were producing previously, on a 40-acre lease in Pawnee County, Oklahoma for $300,000 under a purchase and equipment lease agreement with Mandalay. The terms of the agreement provided for the $300,000 to be paid directly to Cavu Resources, Inc. under a turnkey contract to be used for rework and new equipment on the four oil and gas wells on the lease.  The rework and equipment costs was to be  repaid to Surge in monthly installments of 75% of net income received from the oil and gas purchaser each month up to a total of $40,000 per month until a total of $354,000 is paid in full. After payout, Surge was to retain a 25% working interest in the property.

After work commenced on the lease, the former and current landowners of the property disputed Mandalay’s rights to operate the lease, had filed a lawsuit disputing Mandalay’s lease rights, and prevented work from continuing on the lease. Mandalay is disputing those claims.

The compromise and settlement agreement provides that Mandalay will pay to Surge $354,000 plus Surge’s reasonable attorney’s fees and assign to Surge all of Mandalay’s contract, tort and other claims against CAVU Resources, Inc. and Elton and Everett Carruth and/or W Energy, Plaintiffs in the lawsuit against Mandalay and others. Surge is not a party to this lawsuit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: June 10, 2010	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer